Exhibit 99.2

E-DEBIT                "empowering everyone"

Global Corporation

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
E-DEBIT GLOBAL CORPORATION

The undersigned, constituting the entire Board of Directors (the "Board") of E-DEBIT GLOBAL CORPORATION , a Colorado corporation (the "Corporation"), take the following actions as of this 4th day of June, 2018, at a duly called and attended meeting of the Board of Directors.

WHEREAS, Fred Sebastian is a beneficial holder personally 14,111,729 and 42,000,000 corporately through Duke Capital S.A. of the common shares of the Corporation's which represents 4.94% ownership of the issued and outstanding common shares of E-Debit Global Corporation Inc. and is deemed a Corporate Insider.

AND WHEREAS, Fred Sebastian and companies under his control and direction currently owes the Corporation as of March 20, 2018 eighty thousand and fifty-four dollars and fifty-eight cents ($80,054.58) in Canadian Funds.

AND WHEREAS, the Corporation having received no response to a July 7, 2014 issued "DEMAND FOR PAYMENT OF OUTSTANDING LOANS" forwarded via supplied e-mail and Facsimile to Fred Sebastian, the Corporation issued on the 4th day of June, 2018 a further "Notice of Demand for Payment" addressed to Fred Sebastian and his associated corporation Duke Capital S.A. which was sent via Canadian Post Registered "Express" mail to the registered addresses of both.

AND WHEREAS, under terms and conditions of the Loan Agreement dated August 31, 2012 as set out in paragraph 5 of the agreement (attached as exhibit #1) which grants the Corporation the right to file an attachment to all of the securities held by Sebastian and his corporate holdings and repurchase the shares at Sebastian's cost of $0.001 per share (USD) to be offset against the balance of the loan and accumulated interest.

NOW THEREFORE BE IT RESOLVED THAT:

Unless full payment is received from Sebastian and/or the companies under his control by the 18th day of June 2018, the Board of Directors of the Corporation instructs the Corporation's Officers and Management to seek Colorado Legal Counsel and to commence the repurchase of the E-Debit Global Corporations shares and offset the cost of repurchase against the balance of the Loan and accumulated interest.

Upon the completion of the share repurchase Notice will be delivered to the Corporation's Transfer Agent that the following share certificates numbers are to be cancelled:

•        CSI 4107 in the name of Fred Sebastian in the amount of 14,111,729 shares

•        CSI 4108 in the name of Duke Capital S.A. in the amount of 14,000,000 shares

•        CSI 4109 in the name of Duke Capital S.A. in the amount of 28,000,000 shares

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E-DEBIT                "empowering everyone"

Global Corporation

6.       This resolution may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of the execution shall be deemed to bear the date as set forth above.

The undersigned, being all of the Directors of the Corporation, hereby consent to and adopt the foregoing.

/s/ Douglas Mac Donald	/s/ Jake George
Douglas Mac Donald	Jake George

/s/ Judy Campbell	/s/ Brendan McKenna
Judy Campbell	Brendan McKenna

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